Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte Reports First Quarter 2026 Financial Results and Provides Business Updates
Total revenue of $1.27 billion and total net sales of $1.10 billion in the first quarter of 2026, an increase of 21% and 20% respectively, compared to the first quarter of 2025
Jakafi® (ruxolitinib) net sales of $758 million, an increase of 7% compared to the same period in 2025
Opzelura® (ruxolitinib) cream net sales of $143 million and Hematology and Oncology portfolio net sales of $204 million, an increase of 20% and 116%, respectively, compared to the first quarter of 2025
Four anticipated approvals and launches from mid-2026 into early 2027
Advanced povorcitinib development program, including the New Drug Application (NDA) acceptance in hidradenitis suppurativa (HS) and positive Phase 3 results in nonsegmental vitiligo
Progressed late-stage pipeline, with 10 Phase 3 studies underway, including the initiation of a Phase 3 trial evaluating INCB161734 in pancreatic ductal adenocarcinoma (PDAC)
Conference Call and Webcast Scheduled Today at 8:00 a.m. ET
WILMINGTON, Del. – April 28, 2026 – Incyte (Nasdaq:INCY) today reported financial results for the first quarter of 2026 and provided a business update.
“Our first quarter represented a strong start to 2026, driven by 20% year-over-year net sales growth and strong commercial execution,” said Bill Meury, Chief Executive Officer, Incyte. “At the same time, we are making significant progress toward building a more durable, growth oriented portfolio with four anticipated product approvals and launches over the next 12 months, positive registrational data for povorcitinib in vitiligo and a late stage pipeline that now includes 10 Phase 3 studies underway, including the initiation of a pivotal trial of our G12D inhibitor in first line pancreatic ductal adenocarcinoma.”
First Quarter 2026 Results
•Total revenue: Total revenue was $1.27 billion, an increase of 21% compared to the first quarter of 2025, primarily driven by an increase in total net sales.
•Total net sales: Total net sales for the first quarter of 2026 were $1.10 billion, an increase of 20% compared to the first quarter of 2025. The increase was primarily related to demand for Jakafi® (ruxolitinib) across all indications, Opzelura® (ruxolitinib) cream in atopic dermatitis (AD) and vitiligo, Niktimvo™ (axatilimab-csfr) in chronic graft versus host disease (GVHD), Monjuvi® (tafasitamab-cxix) in follicular lymphoma (FL) and Zynyz® (retifanlimab-dlwr) in squamous cell carcinoma of the anal canal (SCAC).
•Cost of sales: GAAP and non-GAAP cost of sales were $104.5 million and $98.3 million, an increase of 43% and 47%, respectively, compared to the prior year period.
•Research and development (R&D) expenses: GAAP and non-GAAP R&D expenses were $515.9 million and $476.7 million, an increase of 18% and 19%, respectively, compared to the prior year period.
•Selling, general and administrative (SG&A) expenses: GAAP and non-GAAP SG&A expenses were $328.1 million and $304.1 million, an increase of 1% for both, respectively, compared to the prior year period.
•Cash, cash equivalents and marketable securities position: As of March 31, 2026 and December 31, 2025, cash, cash equivalents and marketable securities totaled $4.0 billion and $3.6 billion, respectively.

Key Business Updates
Hematology

Monjuvi/Minjuvi® (tafasitamab)
•Data from the pivotal Phase 3 frontMIND trial evaluating tafasitamab and lenalidomide in addition to R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine and prednisone) for the treatment of patients with newly diagnosed diffuse large B-cell lymphoma (DLBCL) will be presented at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting.
◦Abstract Title: frontMIND: Phase 3 study of tafasitamab (Tafa) plus lenalidomide (Len) and R-CHOP for patients (pts) with newly diagnosed diffuse large B-cell lymphoma (DLBCL).
◦Abstract Number: 7000
◦Session: Oral Abstract Session - Hematologic Malignancies—Lymphoma and Chronic Lymphocytic Leukemia
◦Date and Time: May 30, 2026, 3:00-6:00 p.m. CDT

Niktimvo
•Data from the Phase 2 trial evaluating axatilimab in combination with ruxolitinib in patients with newly diagnosed chronic GVHD are anticipated in the second half of 2026.

INCA033989 (mutCALR)
•The Company is on track to initiate a Phase 3 registrational study evaluating INCA033989 in mutCALR positive patients with essential thrombocythemia (ET) who are resistant or intolerant to at least one prior cytoreductive therapy in mid-2026 following a successful end-of-phase meeting with the U.S. Food and Drug Administration (FDA) in the first quarter of 2026.
•Updated data from the ongoing Phase 1 trial in second-line ET and myelofibrosis (MF) patients are anticipated in mid-2026. Data from the cohort evaluating INCA033989 and INCA033989 in combination with ruxolitinib in treatment naïve MF patients are anticipated in the second half of 2026.
•A Phase 1 study evaluating the pharmacokinetics, safety and tolerability of INCA033989 as a subcutaneous (SC) administration in healthy adult participants was initiated and completed. The Company plans to initiate a Phase 1 study evaluating INCA033989 as a SC administration in mutCALR positive patients mid-year 2026.

INCB160058 (JAK2V617F)
•In the first quarter of 2026, the Company initiated dosing of the amorphous solid dispersion (ASD) formulation of INCB160058 in the Phase 1 trial. Data from the Phase 1 trial evaluating INCB160058 in patients with myeloproliferative neoplasms (MPNs) with a JAK2V617F mutation are anticipated in the second half of 2026.

Jakafi XR (ruxolitinib)
•The Company expects a regulatory decision in the U.S. and potential commercial launch in mid-2026.
Oncology
Zynyz
•In March, the Company announced that the European Commission (EC) approved Zynyz in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with metastatic or with inoperable locally recurrent SCAC. This marks the second indication in Europe for Zynyz, which was previously approved by the EC for the first-line treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC).

INCB161734 (KRASG12D)
•The Company initiated a Phase 3 study (DAWN-303) evaluating INCB161734 as a first-line treatment in patients with metastatic pancreatic ductal adenocarcinoma (PDAC) in combination with standard-of-care chemotherapy (mFOLFIRINOX or GEMNabP) versus chemotherapy alone in the first quarter of 2026.
•Additional data from the ongoing Phase 1 trial evaluating INCB161734 in combination with standard-of-care chemotherapy as a first-line treatment in patients with metastatic PDAC are anticipated in the second half of 2026.

INCA33890 (TGFβR2xPD-1)
•The Phase 3 study evaluating INCA33890 in combination with standard-of-care chemotherapy and bevacizumab as a first-line treatment in patients with microsatellite stable colorectal cancer (MSS CRC) is ongoing.
•Additional data from the ongoing Phase 1 study evaluating INCA33890 in combination with bevacizumab and/or chemotherapy in patients with solid tumors is expected in the second half of 2026.
Inflammation and Autoimmunity (IAI)
Opzelura
▪The Company expects a regulatory decision in the second half of 2026 following the submission of a Type-II variation application for ruxolitinib cream 1.5% for the treatment of adults with moderate AD in the EU.
▪Topline results from the Phase 3 studies (TRuE-HS1 and TRuE-HS2) evaluating ruxolitinib cream in mild to moderate hidradenitis suppurativa (HS) are anticipated in the fourth quarter of 2026.
Povorcitinib
▪Today the Company announced positive results from the Phase 3 program evaluating povorcitinib (30mg) in adult patients with nonsegmental vitiligo. In both Phase 3 studies (STOP-V1 and STOP-V2), povorcitinib achieved the primary endpoint of >75% reduction in Facial Vitiligo Area Scoring Index (F-VASI75) from baseline at Week 52.
•In STOP-V1, 18.9% of povorcitinib-treated patients achieved a >75% reduction in F-VASI75 compared to 6.8% of placebo-treated patients at Week 52 (p<0.001). In STOP-V2, 18.9% of povorcitinib-treated patients achieved a >75% reduction in F-VASI75 compared to 3.1% of placebo-treated patients at Week 52 (p<0.001). Across both studies, statistically significant and clinically meaningful differences were also observed in key secondary endpoint measures, including T-VASI50 at Week 52. The overall safety and tolerability profile of povorcitinib through 52 weeks is consistent with prior studies, with no new safety signals observed. We expect to share additional data from the Phase 3 program in the second half of 2026.
•The positive results from the Phase 3 STOP-V1 and STOP-V2 studies will support regulatory applications for povorcitinib in nonsegmental vitiligo planned for the first half of 2027.
▪The New Drug Application (NDA) submission for povorcitinib as a treatment for patients with moderate to severe HS was accepted by the FDA in the first quarter of 2026. The Company anticipates potential approval and launches in late-2026 in the EU and the first quarter of 2027 in the U.S.
▪In March, 54-week data from the Phase 3 clinical studies (STOP-HS1 and STOP-HS2) evaluating povorcitinib in patients with moderate to severe HS were presented during the late-breaking research session at the 2026 American Academy of Dermatology (AAD) Annual Meeting.
•In the studies, treatment with povorcitinib resulted in clinically meaningful and durable efficacy responses through Week 54. Across both STOP HS1 and STOP HS2, up to 71% of patients achieved HiSCR50, with improvements also observed at higher stringency thresholds, including up to 57% achieving HiSCR75 and up to 29% achieving HiSCR100. These responses were accompanied by consistent resolution across all three key types of inflammatory lesions including inflammatory nodules, abscesses and draining tunnels, as well as meaningful improvements in skin pain, fatigue and quality of life. The overall safety profile of povorcitinib through 54 weeks was consistent with previously reported data, and both doses were well tolerated.
▪Data from the Phase 3 studies (STOP-PN1 and STOP-PN2) evaluating povorcitinib in patients with moderate to severe prurigo nodularis (PN) are anticipated in the fourth quarter of 2026.
▪Topline data from the Phase 2 proof-of-concept trial for povorcitinib in asthma are anticipated in the second half of 2026.

Corporate Updates
▪Today the Company announced the appointment of Suketu (Suky) Upadhyay to Chief Financial Officer, effective May 4, 2026. Mr. Upadhyay most recently served as Executive Vice President and Chief Financial Officer of Zimmer Biomet. Prior to joining Zimmer Biomet, Mr. Upadhyay served as Senior Vice President of Global Financial Operations at Bristol Myers Squibb, where he was responsible for strategic and operational initiatives across BMS’s supply chain, commercial operations, R&D and business development.
▪In March, the Company announced the appointments of Pablo J. Cagnoni, M.D. to President, Incyte and Global Head of Research and Development, Steven Stein, M.D. to Executive Vice President, Chief Medical Officer and Head of Late-State Development and Mohamed Issa, Pharm.D. to Executive Vice President and Head of U.S. Commercial.

2026 First Quarter Financial Results
The financial measures presented in this press release for the three months ended March 31, 2026 and 2025 have been prepared by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), unless otherwise identified as a Non-GAAP financial measure. Management believes that Non-GAAP information is useful for investors, when considered in conjunction with Incyte’s GAAP disclosures. Management uses such information internally and externally for establishing budgets, operating goals and financial planning purposes. These metrics are also used to manage the Company’s business and monitor performance. The Company adjusts, where appropriate, for expenses in order to reflect the Company’s core operations. The Company believes these adjustments are useful to investors by providing an enhanced understanding of the financial performance of the Company’s core operations. The metrics have been adopted to align the Company with disclosures provided by industry peers.
Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used in conjunction with and to supplement Incyte’s operating results as reported under GAAP. Non-GAAP measures may be defined and calculated differently by other companies in our industry.
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Management believes the presentation of certain revenue results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company calculates constant currency by calculating current year results using prior year foreign currency exchange rates and generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
Financial Highlights
Financial Highlights
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Total GAAP revenues	$1,272,676	$1,052,898

Total GAAP operating income	301,117	205,168
Total Non-GAAP operating income	393,673	283,641

GAAP net income	303,330	158,203
Non-GAAP net income	374,427	229,459

GAAP basic EPS	$1.52	$0.82
Non-GAAP basic EPS	$1.88	$1.18
GAAP diluted EPS	$1.47	$0.80
Non-GAAP diluted EPS	$1.81	$1.16

Revenue Details
Revenue Details
(unaudited, in thousands)

	Three Months Ended March 31,		% Change (as reported)	% Change (constant currency)[1]
	2026	2025
Net sales
Jakafi	$757,755	$709,412	7%	NA
Opzelura	143,015	118,705	20%	18%
Iclusig	35,463	29,544	20%	8%
Pemazyre	22,543	18,440	22%	19%
Minjuvi/Monjuvi	49,227	29,551	67%	62%
Niktimvo	55,088	13,613	305%	305%
Zynyz	41,393	3,009	1,276%	1,269%
Total net sales	1,104,484	922,274	20%	19%
Royalty revenues:
Jakavi	105,556	92,145	15%	5%
Olumiant	36,407	30,800	18%	12%
Tabrecta	5,982	6,413	(7%)	NA
Other	3,247	1,266	156%	NA
Total royalty revenues	151,192	130,624	16%
Total net sales and royalty revenues	1,255,676	1,052,898	19%
Milestone and contract revenues	17,000	—	NM	NM
Total GAAP revenues	$1,272,676	$1,052,898	21%
NM = not meaningful
NA = not applicable
1 Percentage change in constant currency is calculated using 2025 foreign exchange rates to recalculate 2026 results.
Net Sales and Royalty Revenues Total net sales for the quarter ended March 31, 2026 increased 20% over the prior year comparative period.
•Jakafi net sales increased 7% in the first quarter of 2026 versus the prior year comparable period to $758 million, primarily driven by a 6% increase in paid demand and growth across all indications. Jakafi inventory levels were within normal range at the end of the first quarter of 2026.
•Opzelura net sales increased 20% in the first quarter of 2026 versus the prior year comparable period to $143 million driven by increased patient demand in both atopic dermatitis (AD) and vitiligo. Opzelura inventory levels were within normal range at the end of the first quarter of 2026.
•Hematology and oncology net sales increased 116% in the first quarter of 2026 versus the first quarter of 2025 to $204 million driven by increased demand of Niktimvo, Monjuvi/Minjuvi and Zynyz in SCAC.
•Total net sales and royalty revenues for the quarter ended March 31, 2026 increased 19% over the prior year comparative period.

Operating Expenses
Operating Expense Summary
(unaudited, in thousands)

	Three Months Ended March 31,		% Change
	2026	2025
GAAP cost of sales	$104,523	$73,188	43%
Non-GAAP cost of sales[1]	98,257	66,945	47%

GAAP research and development	515,903	437,279	18%
Non-GAAP research and development[2]	476,683	400,020	19%

GAAP selling, general and administrative	328,087	325,691	1%
Non-GAAP selling, general and administrative[3]	304,063	302,292	1%

GAAP Asset impairment and related disposal costs	23,214	—	NM
Non-GAAP asset impairment and related disposal costs[4]	—	—	NM

GAAP (gain) loss on change in fair value of acquisition-related contingent consideration	(168)	11,572	NM
Non-GAAP (gain) loss on change in fair value of acquisition-related contingent consideration	—	—	NM
NM = not meaningful
1 Non-GAAP cost of sales excludes the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the cost of stock-based compensation.
2 Non-GAAP research and development expenses exclude the cost of stock-based compensation and Escient severance payments.
3 Non-GAAP selling, general and administrative expenses exclude the cost of stock-based compensation.
4 Non-GAAP asset impairment and related disposal costs excludes the impairment and related disposal costs relating to our downtown Wilmington, Delaware properties.
Cost of sales GAAP and Non-GAAP cost of sales for the quarter ended March 31, 2026 were $104.5 million and $98.3 million, an increase of 43% and 47%, respectively, compared to the same period in 2025, primarily driven by growth in net sales, Niktimvo profit share and increased manufacturing related costs, partially offset by the impact of the contract dispute settlement with Novartis.
Research and development expenses GAAP and Non-GAAP research and development expenses for the quarter ended March 31, 2026 were $515.9 million and $476.7 million, an increase of 18% and 19%, respectively, compared to the same period in 2025, primarily due to continued investment in our late stage development assets.
Selling, general and administrative expenses GAAP and Non-GAAP selling, general and administrative expenses for the quarter ended March 31, 2026 were $328.1 million and $304.1 million, an increase of 1% compared to the same period in 2025, respectively.
Other Financial Information
Asset impairment and related disposal costs In the first quarter of 2026, we sold our downtown Wilmington, Delaware properties and recognized $23.2 million of expenses relating to disposal costs for these properties.
Change in fair value of acquisition-related contingent consideration The change in fair value of contingent consideration during the quarter ended March 31, 2026, compared to the same period in 2025, was primarily due to updated projections of future net sales of Iclusig, including the impacts from fluctuations in foreign currency exchange rates.
Operating income GAAP and Non-GAAP operating income for the quarter ended March 31, 2026 increased 47% and 39%, respectively, compared to the same period in 2025, driven primarily by growth in total revenue.

Cash, cash equivalents and marketable securities position Cash, cash equivalents and marketable securities as of March 31, 2026, were $4.0 billion, compared to $3.6 billion as of December 31, 2025.
2026 Financial Guidance
Incyte’s guidance for the fiscal year 2026 is summarized below. Incyte is reaffirming its guidance across all categories.

Current
Total net sales	$4,770 - $4,940 million
Jakafi net sales(1)	$3,220 - $3,270 million
Opzelura net sales(2)	$750 - $790 million
Hematology and Oncology net sales(3)	$800 - $880 million
Total GAAP R&D and SG&A operating expenses	$3,495 - $3,675 million
Total Non-GAAP R&D and SG&A operating expenses(4)	$3,205 - $3,375 million
1Includes the initial launch of Jakafi XR
2Includes net sales for moderate atopic dermatitis in Europe which is anticipated to be approved in the second half of 2026.
3Pemazyre® (pemigatinib) in the U.S., Canada, Europe, Japan, Asia Pacific (APAC), Middle East and Africa (MEA), and Latin America (LatAm); Niktimvo and Monjuvi in the U.S.; Zynyz in the U.S., Europe and Japan; Iclusig® (ponatinib) in Europe and MEA; and Minjuvi (tafasitamab) in Canada, Europe, Japan, APAC, MEA and LatAm.
4Adjusted to exclude the estimated cost of stock-based compensation.
Conference Call and Webcast Information
Incyte will hold a conference call and webcast this morning at 8:00 a.m. ET. To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13759527.

If you are unable to participate, a replay of the conference call will be available for 90 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13759527.

The conference call will also be webcast live and can be accessed at investor.incyte.com.

About Incyte®
Incyte is redefining what’s possible in biopharmaceutical innovation. Through deep scientific expertise and a relentless focus on patients, we have built an established portfolio of first-in-class medicines and an extensive portfolio of next-generation medicines across our key franchises: Hematology, Oncology and Inflammation and Autoimmunity.

To learn more, visit Incyte.com and Investor.Incyte.com. Follow us on social media: LinkedIn, X, Instagram, Facebook, YouTube.

Incyte is a registered trademark of Incyte.

About Jakafi® (ruxolitinib)
Jakafi® (ruxolitinib) is a JAK1/JAK2 inhibitor approved by the U.S. FDA for the treatment of polycythemia vera (PV) in adults who have had an inadequate response to or are intolerant of hydroxyurea; intermediate or high-risk myelofibrosis (MF), including primary MF, post-polycythemia vera MF and post-essential thrombocythemia MF in adults; steroid-refractory acute GVHD in adult and pediatric patients 12 years and older; and chronic GVHD after failure of one or two lines of systemic therapy in adult and pediatric patients 12 years and older.

Jakafi is a registered trademark of Incyte.

About Opzelura® (ruxolitinib) Cream
Opzelura® (ruxolitinib) cream, a novel cream formulation of Incyte’s selective JAK1/JAK2 inhibitor ruxolitinib, approved by the U.S. FDA for the topical treatment of nonsegmental vitiligo in patients 12 years of age and older, is the first and only treatment for repigmentation approved for use in the United States. Opzelura is also approved in the U.S. for the topical short-term and non-continuous chronic treatment of mild to moderate AD in non-immunocompromised patients 2 years of age and older whose disease is not adequately controlled with topical prescription therapies, or when those therapies are not advisable. Use of Opzelura in combination with therapeutic biologics, other JAK inhibitors, or potent immunosuppressants, such as azathioprine or cyclosporine, is not recommended.

In Europe, Opzelura (ruxolitinib) cream 15mg/g is approved for the treatment of non-segmental vitiligo with facial involvement in adults and adolescents from 12 years of age.

Incyte has worldwide rights for the development and commercialization of Opzelura.

Opzelura is a registered trademark of Incyte.

About Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab)
Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab) is a humanized Fc-modified cytolytic CD19-targeting monoclonal antibody. Tafasitamab incorporates an XmAb® engineered Fc domain, which mediates B-cell lysis through apoptosis and immune effector mechanism including Antibody-Dependent Cell-Mediated Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP). Incyte licenses exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc.

In the U.S., Monjuvi is approved by the U.S. FDA in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory follicular lymphoma (FL).

Monjuvi is not indicated and is not recommended for the treatment of patients with relapsed or refractory marginal zone lymphoma outside of controlled clinical trials.

Additionally, Monjuvi received accelerated approval in the United States in combination with lenalidomide for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant (ASCT).

In Europe, Minjuvi (tafasitamab) received conditional Marketing Authorization from the European Medicines Agency in combination with lenalidomide, followed by Minjuvi monotherapy, for the treatment of adult patients with relapsed or refractory DLBCL who are not eligible for ASCT. Additionally, Minjuvi is approved in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory follicular lymphoma (FL) (Grade 1-3a) after at least one line of systemic therapy in Europe.

In Japan, Minjuvi is approved in combination with rituximab and lenalidomide for adult patients with relapsed or refractory follicular lymphoma (2L+ FL).

XmAb® is a registered trademark of Xencor, Inc.

Monjuvi and Minjuvi are registered trademarks of Incyte.

About Pemazyre® (pemigatinib)
Pemazyre® (pemigatinib) is a kinase inhibitor indicated in the United States for the treatment of adults with previously treated, unresectable locally advanced or metastatic cholangiocarcinoma with a fibroblast growth factor receptor 2 (FGFR2) fusion or other rearrangement as detected by an FDA-approved test. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

Pemazyre is also the first targeted treatment approved for use in the United States for treatment of adults with relapsed or refractory myeloid/lymphoid neoplasms (MLNs) with FGFR1 rearrangement.

In Japan, Pemazyre is approved for the treatment of patients with unresectable biliary tract cancer (BTC) with an FGFR2 fusion gene, worsening after cancer chemotherapy.

In Europe, Pemazyre is approved for the treatment of adults with locally advanced or metastatic cholangiocarcinoma with a FGFR2 fusion or rearrangement that have progressed after at least one prior line of systemic therapy.

Pemazyre is a potent, selective, oral inhibitor of FGFR isoforms 1, 2 and 3 which has demonstrated selective pharmacologic activity against cancer cells with FGFR alterations.

Pemazyre is marketed by Incyte in the United States, Europe and Japan.

Pemazyre is a trademark of Incyte.

About Iclusig® (ponatinib) tablets
Iclusig® (ponatinib), targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved tyrosine kinase inhibitors.

In the EU, Iclusig is approved for the treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or the treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

Incyte has an exclusive license from Takeda Pharmaceuticals International AG to commercialize ponatinib in the European Union and 29 other countries, including Switzerland, UK, Norway, Turkey, Israel and Russia. Iclusig is marketed in the U.S. by Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited.

About Zynyz® (retifanlimab-dlwr)
Zynyz® (retifanlimab-dlwr) is a humanized monoclonal antibody targeting programmed death receptor-1 (PD-1), indicated in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with inoperable locally recurrent or metastatic squamous cell carcinoma of the anal canal (SCAC) in the U.S., Europe and Japan and in the U.S. as a single agent for the treatment of adult patients with locally recurrent or metastatic SCAC with disease progression or intolerance to platinum-based chemotherapy.

Zynyz is also indicated as monotherapy for the first-line treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC) in the U.S., EU, Canada and Switzerland.

Zynyz is marketed by Incyte in the U.S. In 2017, Incyte entered into an exclusive collaboration and license agreement with MacroGenics, Inc. for global rights to retifanlimab.

Zynyz is a registered trademark of Incyte.

About Niktimvo™ (axatilimab-csfr)
Niktimvo™ (axatilimab-csfr) is a first-in-class colony stimulating factor-1 receptor (CSF-1R)-blocking antibody approved for use in the U.S. for the treatment of chronic GVHD after failure of at least two prior lines of systemic therapy in adult and pediatric patients weighing at least 40 kg (88.2 lbs).

In 2016, Syndax licensed exclusive worldwide rights to develop and commercialize axatilimab from UCB. In September 2021, Syndax and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab in chronic GVHD and any future indications.

Axatilimab is being studied in frontline combination trials in chronic GVHD – a Phase 2 combination trial with ruxolitinib (NCT06388564) and a Phase 3 combination trial with steroids (NCT06585774) are underway. Axatilimab is also being studied in an ongoing Phase 2 trial in patients with idiopathic pulmonary fibrosis (NCT06132256).

Niktimvo is a trademark of Incyte.

All other trademarks are the property of their respective owners.

Forward-Looking Statements
Except for the historical information set forth herein, the matters set forth in this release contain predictions, estimates and other forward-looking statements, including any discussion of the following: Incyte’s potential for continued performance and growth; the strength of Incyte’s core business; the potential and progress of programs in our pipeline; expectations regarding clinical trials to be initiated, ongoing clinical trials and data readouts for Niktimvo (axatilimab), INCA033989 (mutCALR), INCB160058 (JAK2V617F), INCB161734 (KRASG12D), INCA33890 (TGFβR2xPD-1) and povorcitinib; expectations regarding regulatory submissions, approvals and launches of Jakafi XR, Opzelura (ruxolitinib) cream in Europe and povorcitinib; and 2026 newsflow items.

These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including risks and uncertainties regarding research and development of products and product candidates, the sufficiency of clinical trial data to meet applicable regulatory standards or warrant continued development, the ability to enroll sufficient numbers of subjects in clinical trials and the ability to enroll subjects in accordance with planned schedules, determinations made by the FDA, EMA and other regulatory agencies, Incyte’s dependence on its relationships with and changes in the plans of its collaboration partners, the efficacy or safety of Incyte’s products and the products of Incyte’s collaboration partners, the acceptance of Incyte’s products and the products of Incyte’s collaboration partners in the marketplace, market competition, unexpected variations in the demand for Incyte’s products and the products of Incyte’s collaboration partners, the effects of announced or unexpected price regulation or limitations on reimbursement or coverage for Incyte’s products and the products of Incyte’s collaboration partners, sales, marketing, manufacturing and distribution requirements, including Incyte’s and its collaboration partners’ ability to successfully commercialize and build commercial infrastructure for newly approved products and any additional products that become approved, greater than expected expenses, including expenses relating to litigation or strategic activities, variations in foreign currency exchange rates, and other risks detailed in Incyte’s reports filed with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 31, 2025. Incyte disclaims any intent or obligation to update these forward-looking statements.

# # #
Contacts

Media	Investors
media@incyte.com	ir@incyte.com

INCYTE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025

	GAAP
Revenues:
Net sales	$1,104,484	$922,274
Product royalty revenues	151,192	130,624
Milestone and contract revenues	17,000	—
Total revenues	1,272,676	1,052,898

Costs, expenses and other:
Cost of sales (including definite-lived intangible amortization)	104,523	73,188
Research and development	515,903	437,279
Selling, general and administrative	328,087	325,691
Asset impairment and related disposal costs	23,214	—
(Gain) loss on change in fair value of acquisition-related contingent consideration	(168)	11,572
Total costs, expenses and other	971,559	847,730

Income from operations	301,117	205,168
Interest income	33,687	22,929
Interest expense	(569)	(660)
Gain (loss) on equity investments	6,591	(1,343)
Other, net	2,774	8,096
Income before provision for income taxes	343,600	234,190
Provision for income taxes	40,270	75,987
Net income	$303,330	$158,203

Net income per share:
Basic	$1.52	$0.82
Diluted	$1.47	$0.80

Shares used in computing net income per share:
Basic	199,343	193,712
Diluted	206,830	198,197

INCYTE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2026	December 31, 2025
ASSETS
Cash, cash equivalents and marketable securities	$4,015,825	$3,580,604
Accounts receivable	1,051,499	1,024,407
Property and equipment, net	720,169	730,885
Finance lease right-of-use assets, net	26,669	27,520
Inventory	447,045	443,292
Prepaid expenses and other assets	327,640	337,849
Equity investments	54,582	47,991
Other intangible assets, net	110,164	117,131
Goodwill	133,000	133,000
Deferred income tax asset	452,520	515,294
Total assets	$7,339,113	$6,957,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$1,572,439	$1,634,780
Finance lease liabilities	33,827	34,715
Acquisition-related contingent consideration	110,000	121,000
Stockholders’ equity	5,622,847	5,167,478
Total liabilities and stockholders’ equity	$7,339,113	$6,957,973

INCYTE CORPORATION
RECONCILIATION OF GAAP NET INCOME TO SELECTED NON-GAAP ADJUSTED INFORMATION
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
GAAP Net Income	$303,330	$158,203
Adjustments[1]:
Non-cash stock compensation from equity awards (R&D)[2]	39,220	36,724
Non-cash stock compensation from equity awards (SG&A)[2]	24,024	23,399
Non-cash stock compensation from equity awards (COGS)[2]	882	859
Non-cash interest[3]	82	82
(Gain) loss on equity investments[4]	(6,591)	1,343
Amortization of acquired product rights[5]	5,384	5,384
(Gain) loss on change in fair value of contingent consideration[6]	(168)	11,572
Asset impairment and related disposal costs[7]	23,214	—
Escient acquisition related compensation expense[8]	—	535
Tax effect of Non-GAAP pre-tax adjustments[9]	(14,950)	(8,642)
Non-GAAP Net Income	$374,427	$229,459

Non-GAAP net income per share:
Basic	$1.88	$1.18
Diluted	$1.81	$1.16

Shares used in computing Non-GAAP net income per share:
Basic	199,343	193,712
Diluted	206,830	198,197
1 Included within the Milestone and contract revenues line item in the Condensed Consolidated Statements of Operations (in thousands) for the three months ended March 31, 2026 are milestones of $17,000 earned from our collaborative partners, as compared to no of milestones earned for the three months ended March 31, 2025. Included within the Research and development expenses line item in the Condensed Consolidated Statements of Operations (in thousands) for the three months ended March 31, 2026 are upfront consideration and milestones of $12,600, related to our collaborative partners as compared to upfront consideration and milestones of $15,500, for the three months ended March 31, 2025.
2 As included within the Cost of sales (including definite-lived intangible amortization) line item; the Research and development expenses line item; and the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations.
3 As included within the Interest expense line item in the Condensed Consolidated Statements of Operations.
4 As included within the (Gain) loss on equity investments line item in the Condensed Consolidated Statements of Operations.
5 As included within the Cost of sales (including definite-lived intangible amortization) line item in the Condensed Consolidated Statements of Operations. Acquired product rights of licensed intellectual property for Iclusig is amortized utilizing a straight-line method over the estimated useful life of 12.5 years.
6 As included within the (Gain) loss on change in fair value of acquisition-related contingent consideration line item in the Condensed Consolidated Statements of Operations.
7 As included within the Asset impairment and related disposal costs line item in the Condensed Consolidated Statements of Operations.
8 Included within the Research and development line item in the Condensed Consolidated Statements of Operations (in thousands) is $535 for the three months ended March 31, 2025. Escient acquisition related compensation expense represents non-recurring charges associated with severance payments to former Escient employees.
9 Income tax effects of Non-GAAP pre-tax adjustments are calculated using an estimated annual effective tax rate, taking into consideration any permanent items and valuation allowances against related deferred tax assets.